Exhibit 99.1

PHOENIX FOOTWEAR GROUP ANNOUNCES

COMPLETION OF CHAMBERS ASSET SALE

CARLSBAD, Calif., July 9, 2009 — Phoenix Footwear Group, Inc. (NYSE Amex: PXG) announced today its wholly-owned subsidiary, Chambers Belt Company has closed the previously announced asset sale transaction with Tandy Brands Accessories, Inc. (Nasdaq: TBAC) relating to its accessories business. The transaction was completed pursuant to an Amended and Restated Asset Purchase Agreement dated July 7, 2009 which amended a previous agreement between the parties.

Under the terms of the transaction, Tandy purchased all of Chambers’ manufacturing equipment, substantially all of Chambers’ inventory at cost and all of Chambers’ intellectual property and customer relationships. Tandy has also hired certain former Chambers employees who are expected to facilitate the transition of customer relationships and related revenue.

As part of the purchase price, at closing, Tandy paid $2.6 million for inventory and $500,000 for equipment. Tandy has a right to audit the cost component of the inventory payment for 30 days after closing. In addition to the closing payments, Tandy will pay Chambers an earn-out which is a percentage of Tandy’s revenue during the 12 months following the closing that is generally generated from the sale of products formerly sold by the Chambers’ business. This earn-out is not capped and provides for $2,000,000 in minimum aggregate payments. These payments are to be paid on a monthly basis, except for a $430,000 advance payment that was made to Chambers at closing.

Concurrent with the closing of the Chambers sale, Wrangler Apparel, Inc. extended until June 30, 2010 Chambers’ license to sell Wrangler products in the mass market. Further, as part of the transaction, Tandy assumed both this license and Chambers’ license to sell Wrangler products to the western market. Chambers, however, has retained responsibility for paying Wrangler the remaining royalty obligations on the mass license through June 30, 2010 from a portion of its earn-out payments.

The assets being sold do not include Chambers’ cash and cash equivalents or account receivables. Chambers will be collecting these receivables and winding down its remaining operations.

The above is only a summary of the Chambers asset sale transaction and reference is made to the Amended and Restated Asset Purchase Agreement which will be included as an exhibit to Phoenix Footwear’s Current Report on Form 8-K that will be filed with the Securities & Exchange Commission reporting the transaction and the status of Phoenix Footwear’s secured credit facility.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men’s and women’s footwear and accessories. Phoenix Footwear’s brands include Trotters®, SoftWalk® and H.S. Trask®. Emphasizing quality, fit and traditional and authentic designs, these brands are primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the NYSE Amex under the symbol PXG.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements are preceded by, followed by or include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring” or similar expressions. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. These include, without limitation: Phoenix Footwear’s ability to obtain a replacement bank facility or waiver of defaults and amendments to its defaulted secured credit arrangement and the attendant risk of increased costs or stockholder dilution from refinancing the defaulted debt or foreclosure on the Company’s assets if a waiver/amendment is not obtained or the debt is not refinanced; the risk that Phoenix Footwear will not be able to continue as a going concern; Phoenix Footwear’s ability to return to profitability despite its restructuring efforts and debt reduction; risk associated with the recent disruptions in the overall economy and the impact on the retail industry, including Phoenix Footwear’s customers; risk associated with Phoenix’s accessories business; and, risk associated with claims arising from divestiture transactions, including indemnification claims. Although Phoenix Footwear believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Phoenix Footwear or any other person that the objectives and plans of Phoenix Footwear will be achieved. All forward-looking statements included in this press release are based on Phoenix Footwear’s current expectations and projections about future events, based on information available at the time of the release, and Phoenix Footwear assumes no obligation to update any forward-looking statements.

Contact:

Dennis Nelson

Chief Financial Officer

Phoenix Footwear Group, Inc.

(760) 602-9688

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